UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2011

HANDY & HARMAN LTD.
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2011, Handy & Harman Group Ltd. (“H&H Group”), a wholly-owned subsidiary of Handy & Harman Ltd. (the “Company”), and certain subsidiaries of H&H Group, entered into an Amended and Restated Loan and Security Agreement (the “Ableco Refinancing”) with Ableco, L.L.C. (“Ableco”), one of its existing lenders, to increase the size of the total term loan thereunder from $25 million to up to $75 million (the “Ableco Facility”) and to amend certain covenants.

The Ableco Refinancing amends and restates the Loan and Security Agreement, dated October 15, 2010, by and between H&H Group, together with certain its subsidiaries, and Ableco, as administrative agent for the lenders thereunder.

The Ableco Facility is subordinated to the Amended and Restated Loan and Security Agreement, (the “Wells Fargo Facility”), dated October 15, 2010, as amended, by and between H&H Group, together with certain its subsidiaries, and Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder.

The Ableco Facility provides for three separate term loans (the “Term Loans” or each a “Term Loan”) to H&H Group and certain of its subsidiaries at a maximum value of $25 million per Term Loan.  The first and second Term Loans bear interest on the respective principal amounts thereof at the U.S. base rate (the prime rate) plus 4.50% or LIBOR (or, if greater, 1.50%) plus 6.00%.  The third Term Loan bears interest on the principal amount thereof at the U.S. base rate (the prime rate) plus 7.50% or LIBOR (or, if greater, 1.75%) plus 9.00%.  As of the date hereof, $50 million principal amount of the Term Loans are currently outstanding.  All amounts outstanding under the Ableco Facility are due and payable in full on July 1, 2013.

Obligations under the Ableco Facility are collateralized by second priority security interests in and liens upon all present and future assets of H&H Group and most of its subsidiaries.  The Ableco Facility contains customary affirmative, negative, and financial covenants  (including minimum EBITDA, maximum Senior Leverage Ratio, limitations on Capital Expenditures, as such terms are defined therein, and restrictions on cash distributions to the Company) and events of default.

In connection with the Refinancing, on September 12, 2011, H&H Group amended and restated the Wells Fargo Facility to, among other things, permit the modification of the Ableco Facility, amend certain covenants and extend the maturity date of the Wells Fargo Facility to July 1, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the discussion in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01	Other Events.

On September 14, 2011, H&H Group instructed Wells Fargo Bank, National Association (“Wells Fargo”), as trustee and collateral agent, to deliver an irrevocable notice of H&H Group’s redemption of a portion of its 10% subordinated secured notes due 2017 (the “Subordinated Notes”) to the holders of the Subordinated Notes.  Pursuant to the terms of that certain amended and restated indenture, dated as of December 13, 2010, by and among H&H Group, the guarantors named therein and Wells Fargo, as trustee, H&H Group will redeem, on October 14, 2011, $25 million principal amount of the outstanding Notes at a redemption price of 102.8% of the principal amount and accrued but unpaid payment-in-kind-interest thereof, plus accrued and unpaid cash interest.  The Subordinated Notes will be redeemed on a pro-rata basis among all holders thereof.  After giving effect to the redemption on October 14, 2011, the principal amount of the outstanding Subordinated Notes is anticipated to be approximately $40.6 million.

Forward-Looking Statements

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the Company’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2010 for information regarding risk factors that could affect the Company’s results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANDY & HARMAN LTD.

Dated: September 15, 2011	By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer